Exhibit 10.1

EXECUTION COPY

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT, dated as of October 22, 2003 (the “Agreement”), is by and between K2 Inc., a Delaware corporation (“Parent”), and Charter Oak Partners (the “Stockholder”), a Connecticut limited partnership and a stockholder of Brass Eagle Inc., a Delaware corporation (the “Company”). Terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, Acquisition and the Company are entering into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the “Merger Agreement”), which provides for (a) the Offer by Parent to purchase all of the outstanding Shares of the Company and (b) the merger of Acquisition with and into the Company (the “Merger”).

WHEREAS, as of the date hereof, the Stockholder owns (beneficially and of record) an aggregate of 3,674,474 Shares (all Shares so owned and which may hereafter be acquired by the Stockholder prior to the termination of this Agreement, whether by means of purchase, dividend, distribution or otherwise, being referred to herein as the “Owned Shares”);

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent has required that the Stockholder enter into this Agreement; and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Stockholder is willing to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Stockholder hereby agree as follows:

ARTICLE 1

COVENANTS OF THE STOCKHOLDER

Section 1.1. Tender of Shares. In no event later than two (2) business days prior to the Initial Expiration Date, the Stockholder shall tender (or cause to be tendered) all of the Owned Shares in exchange for shares of Parent Common Stock pursuant to and in accordance with the Offer, and not withdraw or revoke such tender (or cause such tender to be withdrawn or revoked), except in the event that this Agreement has been terminated in accordance with Section 5.2 below.

Section 1.2. No Inconsistent Actions. Except as contemplated by this Agreement and the Merger Agreement, the Stockholder shall not, during the term of this Agreement (a) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of the Owned Shares owned by it or any interest therein, or create or permit to exist any Lien on the Owned Shares owned by it, (b) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Owned Shares owned by it or any interest therein, (c) grant any proxy, power-of- attorney or other authorization in or with respect to the Owned Shares owned by it, (d) deposit the Owned Shares owned by it into a voting trust or enter into a voting agreement or arrangement with respect to the Owned Shares owned by it, (e) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement or (f) object to, or otherwise commence or support any proceeding or material action to oppose, the Offer or take any action that is materially inconsistent with the covenants of the Stockholder included herein or would unreasonably delay the consummation of the Offer.

Section 1.3. Stop Transfer. The Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Owned Shares, unless such transfer is made in compliance with this Agreement.

Section 1.4 Disclosure. The Stockholder agrees that it will permit public disclosure, including in a press release and in the S-4, Offer Documents and Schedule 14D-9, if applicable, of the contents of this Agreement, including, without limitation, the disclosure of the Stockholder’s intent to tender and recommendation of the transactions contemplated by the Merger Agreement. The Stockholder agrees that it shall not make any announcement of disclosure regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent.

Section 1.5. No Solicitation. During the Term, the Stockholder shall not, nor shall it permit or authorize any of its affiliates, officers, directors, employees, agents or representatives (collectively, the “Representatives”) to, (a) solicit, initiate or encourage, directly or indirectly, any inquiries regarding, or the submission of, any proposal for a Third Party Acquisition or (b) enter into any agreement with respect to any proposal for a Third Party Acquisition or approve or resolve to approve any proposal for a Third Party Acquisition; provided, however, that nothing herein shall prevent the Stockholder from complying with its obligations under Section 13(d) of the Exchange Act. Upon execution of this Agreement, the Stockholder shall, and it shall cause each of its Representatives to, immediately cease any existing activities, discussions or negotiations with any parties with respect to any of the foregoing. The Stockholder shall promptly notify Parent in the event it receives any proposal or inquiry concerning a Third Party Acquisition, including the terms and conditions thereof and the identity of the party submitting such proposal, and the Stockholder shall advise Parent from time to time of the status and any material developments concerning the same.

ARTICLE 2.

COVENANT OF PARENT

Section 2.1. Parent Board of Directors. Parent acknowledges and agrees that if, solely upon the first vacancy on the board of directors of Parent (the “Parent Board”), if any, to occur during the period from the Effective Time to the first anniversary of the Effective Time, the Stockholder owns (beneficially and of record) an aggregate of no less than 5% of the shares of Parent Common Stock issued and outstanding on such date, such vacancy on the Parent Board shall be filled by action of the Parent Board with a nominee mutually acceptable to Parent and the Stockholder.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to Parent as follows:

Section 3.1. Organization; Authority Relative to this Agreement. The Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, including, without limitation, the tender of the Owned Shares in the Offer. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Stockholder, and no other actions on the part of the Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery hereof by Parent, constitutes a valid, legal and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to any applicable bankruptcy, insolvency (including all applicable laws relating to fraudulent transfers), reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Section 3.2. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under applicable requirements of the Exchange Act and the HSR Act and any filings under similar merger notification laws or regulations of foreign Governmental Entities, no filing with or notice to and no permit, authorization, consent or approval of Governmental Entity is necessary for the execution and delivery by the Stockholder of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not prevent or delay the performance by the Stockholder of the obligations to be performed by it under this Agreement.. Neither the execution, delivery and performance of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or its properties or assets are bound or (ii) violate any order, writ, injunction or decree to which the Stockholder is subject, or any law, statute, rule or regulation applicable to the Stockholder or any of its properties or assets, except for violations, breaches or defaults that would not prevent or delay the performance by the Stockholder of the obligations to be performed by it under this Agreement.

Section 3.3. Title to Shares. The Stockholder is the sole record and beneficial owner of the Owned Shares, free and clear of any pledge, lien, security interest, mortgage, trust, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, other than restrictions imposed by the securities laws or pursuant to this Agreement and the Merger Agreement, or that would not conflict with this Agreement or prohibit the Stockholder’s performance of its obligations hereunder.

Section 3.4. Certain Commitments. The Stockholder hereby represents that the Stockholder is not, and that from the date hereof through and including the Closing Date, neither the Stockholder nor any transferee of the Owned Shares shall become, subject to a binding commitment to sell, exchange or transfer by gift (or take any other action that would be treated for federal income tax purposes as a disposition of) any of the Offer Consideration to be received by it pursuant to the Offer.

Section 3.5 Other. The Stockholder has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. The Stockholder has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information necessary for the Stockholder to decide to tender the Owned Shares pursuant to the Offer. As of the date of this Agreement, the Stockholder is not aware of any event that, due to any fiduciary or similar duty to any person, would prevent it from taking any action required by it under this Agreement.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Stockholder as follows:

Section 4.1. Organization; Authority Relative to this Agreement. Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this

Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent, and no other actions on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by the Stockholder, constitutes a valid, legal and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to any applicable bankruptcy, insolvency (including all applicable laws relating to fraudulent transfers), reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Section 4.2. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under applicable requirements of the Exchange Act and the HSR Act and any filings under similar merger notification laws or regulations of foreign Governmental Entities, no filing with or notice to and no permit, authorization, consent or approval of Governmental Entity is necessary for the execution and delivery by Parent of this Agreement or the consummation by Parent of the transactions contemplated hereby, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not prevent or delay the performance by Parent of the obligations to be performed by it under this Agreement.. Neither the execution, delivery and performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby will (i) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or its properties or assets are bound or (ii) violate any order, writ, injunction or decree to which Parent is subject, or any law, statute, rule or regulation applicable to Parent or any of its properties or assets, except for violations, breaches or defaults that would not prevent or delay the performance by Parent of the obligations to be performed by it under this Agreement.

ARTICLE 5.

MISCELLANEOUS

Section 5.1. Securities Act. The Stockholder acknowledges that it has been advised by its counsel as to its ability to offer or sell shares of Parent Common Stock without registration under the Securities Act. The Stockholder shall not acquire shares of Parent Common Stock pursuant to the Offer with a view to distribution, except in compliance with the Securities Act.

Section 5.2. Termination. This Agreement shall terminate and be of no further force and effect (a) upon the written mutual consent of the parties hereto; (b) by the Stockholder, upon termination of the Merger Agreement pursuant to Section 7.1(c)(iv) or Section 7.1(c)(v) therein; or (c) by the Stockholder, if (i) the average of the closing prices for Parent Common Stock on the NYSE (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source) for any ten (10) consecutive trading days ending not later than two (2) trading days prior to the Expiration Date (giving effect to any extension of the Offer, but not to any subsequent offer pursuant to Section 1.1) is less than $12.64 and (ii) as a result of such event, the Stockholder does not intend to tender the Owned Shares, and the Stockholder has provided notice of such intent to Parent no later than two (2) trading days following the expiration of such ten (10) consecutive trading days. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

Section 5.3. Further Assurance. From time to time, at another party’s request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transaction contemplated by this Agreement.

Section 5.4. Certain Events. The Stockholder agrees that this Agreement and the Stockholder’s obligations hereunder shall attach to the Owned Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Owned Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of the Owned Shares, the transferor shall remain liable for the performance of all its obligations under this Agreement.

Section 5.5. Amendment. This Agreement may be amended by action taken by the Stockholder and Parent. This Agreement may be amended only by an instrument in writing signed on behalf of the Stockholder and Parent.

Section 5.6. Extension; Waiver. At any time prior to the termination of this Agreement, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document certificate or writing delivered pursuant hereto or (c) waive compliance by another party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 5.7. Entire Agreement; Assignment. This Agreement and the Merger Agreement (a) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Parent may assign any or all of its rights and obligations under this Agreement to any wholly-owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

Section 5.8 Validity. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

Section 5.9. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

if to Parent:	K2 Inc. 2051 Palomar Airport Road Carlsbad, CA 92009 Telecopier: (760) 494-1099 Attention: General Counsel

with a copy to:	Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, CA 90071 Telecopier: (213) 229-7520 Attention: Andrew E. Bogen Bradford P. Weirick

if to the Stockholder to:	Charter Oak Partners 10 Wright Street, Suite 210 Westport, CT 06880 Telecopier: (203) 222-2720 Attention: Anthony Dowd

with a copy to:	Thompson Hine LLP 3900 Key Center—127 Public Square Cleveland, Ohio 44114-1291 Telecopier: (216) 556-5800 Attention: Craig R. Martahus

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 5.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

Section 5.11. Descriptive Headings; Section References. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references herein to Articles, Sections, subsections, paragraphs and clauses are references to Articles, Sections, subsections, paragraphs and clauses of this Agreement unless specified otherwise.

Section 5.12 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 5.13 Expenses. Except as otherwise expressly set forth herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 5.14. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

Section 5.15. Counterparts. This Agreement may be executed by facsimile in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 5.16. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement, and, therefore, waive the application of any applicable law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 5.17. Waiver of Jury Trial. Each of Parent and the Stockholder hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement or the actions of Parent or the Stockholder in the negotiation, administration, performance and enforcement hereof.

IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be executed as of the date first written above.

K2 INC.

By:	/s/ Monte H. Baier
Name:	Monte H. Baier
Title:	Vice President and General Counsel

CHARTER OAK PARTNERS

By:	Fine Partners, L.P., Managing Partner

By:	/s/ Jerrold N. Fine
Name:	Jerrold N. Fine
Title:	Managing Partner